February 13, 2006

Mr. Mark Thimmig

773 Kensington Way

Copley, OH 44321

Dear Mark,

On behalf of the Board of Directors of Varsity Group Inc. (the "Company"), I am pleased to offer you the position of President and Chief Executive Officer. Speaking for myself, as well as the other members of the Company's Board, we are all extremely impressed with your credentials and we look forward to your future success in this position.

The terms of your new position with the Company are as set forth below:

1. Position.

a. You will become President and Chief Executive Officer for the Company, working out of the Company's offices in Washington, DC.

b. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company.

2. Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on or about February 15, 2006.

3. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire.

    Compensation.
      Salary. You will be paid a monthly salary of $21,666.67, which is equivalent to $260,000 on an annualized basis. Your salary will be payable in two equal payments per month pursuant to the Company's regular payroll policy.
      Bonus. You shall be eligible for a discretionary bonus based upon certain sales goals and individual performance objectives established jointly and agreed upon by you and the Company's Board, in accordance with Company policy. You must be actively employed with the Company at the time of bonus payment to be eligible for any bonus payment. Your cash bonus opportunity shall be equal to 50% of your base salary and be paid at the end of the calendar year.
      Stock Options. In connection with the commencement of your employment, the Company the Board of Directors will grant you an option to purchase 100,000 shares of the Company's Common Stock ("Shares"). These option shares will vest over five years monthly. Vesting will, of course, depend on your continued employment with the Company. Options will accelerate over two years (40% after year one, the remaining in year two) for achieving targets established jointly and agreed upon by you and the Company's Board. The option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company's Second Amended and Restated 1998 Stock Option Plan and the Stock Option Agreement between you and the Company. [See Appendix B: Incentive Stock Option Agreement]
      Stock Grant. You shall be granted 300,000 shares of restricted stock over four years, with restrictions lapsing monthly. [See Appendix C: Restricted Stock Agreement]
      Severance. Should you be terminated without Cause or resign for Good Reason, the Company shall pay you, upon your termination, your base salary through the date of termination at the rate in effect at the time of your termination and, in lieu of any further salary or bonus payments to you for periods subsequent to the date of termination, the Company shall pay, as severance pay to you, an amount equal to twelve (12) months of your base salary in effect as of the date of termination, payable monthly in twelve (12) equal installments after termination of employment

For purposes of this offer, termination "for Cause" shall arise where termination results from (A) conviction of, or the pleading of nolo contendere to, a felony; (B) The failure of you for any reason, within ten (10) days after receipt by you of written notice from the Company, to correct, cease or otherwise alter any failure to comply with any lawful instruction from the Board of Directors or its Chairman, or other action or omission to act which will materially or adversely affect its business or operations; (D) misconduct by you which is of such a serious and substantial nature that a reasonable likelihood exists that such misconduct will materially injure the reputation of the Company if you were to remain employed by the Company; and (E) proven gross negligence

For purposes of this offer, "Good Reason" shall mean (A) the termination of your employment with the Company other than for Cause, (B) your voluntary termination of employment with the Company within ninety (90) days following any of (i) a decrease in Executive's base salary below its level in effect on the date prior to such termination, (ii) a material reduction in Executive's job responsibilities without Executive's consent, or (C) a Change of Control of the Company followed, within two years after such Change of Control, by (i) the termination of Executive's employment with the Company other than for Cause, or (ii) the Executive's voluntary termination of employment with the Company within ninety (90) days following any of (x) a decrease in Executive's base salary below its level in effect on the date prior to such termination, or (y) a material reduction in Executive's job responsibilities without Executive's consent.

5. Benefits.

    Insurance Benefits. You are eligible for Company sponsored medical, dental and vision insurance.
    Miscellaneous. You are eligible to participate in the Company sponsored 401K Plan.
    Vehicle Expense. You shall be eligible for a $700 per month car allowance.
    Relocation Expenses. You shall be eligible to be reimbursed for the following actual relocation expenses up to an aggregate amount of $100,000. Should you be terminated for Cause or resign without Good Reason within twelve months of your start date, you will be responsible for reimbursing the Company for 100% of the relocation expenses reimbursed to you as part of this offer.
    Business Equipment. You will be provided with Company paid technology tools in support of your role and responsibilities which will include: Cell Phone, Blackberry, Computers, printers and software for Office and Homes with high speed connectivity. All connectivity and usage fees will be paid by the Company. You may select reasonable equipment to be provided by the Company. Such equipment may also be exchanged for newer versions or models from time-to-time.
    Business Expenses. You are entitled to full reimbursement for all business related expenses incurred by you including travel and entertainment with appropriate documentation provided to the Company to satisfy the substantiation requirements of Internal Revenue Code Section 274 and the regulations promulgated there under. You are entitled to utilize and be reimbursed for first class airline, hotel and restaurant arrangements at your discretion. If a company credit card is available, you will be offered a card for such expenses with an appropriate credit limit to meet such typical monthly expenditures. The Company credit card will only be used for Company related business expenses.
    Office Support. You may hire a dedicated personal secretary/ assistant to manage all customary executive support functions. Such employment will be at the customary wage and benefit levels for such positions within the local DC market area.
    Professional Meeting and Continuing Education. You may take time off from work to attend meetings of professional organizations or industry trade associations and to participate in training or continuing educational programs or courses. Any fees and expenses associated with such travel, attendance or participation will be paid by the Company.

6. Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company's Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the "Confidentiality Agreement"), prior to or on your Start Date.

7. Confidentiality of Terms. You agree to follow the Company's strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

8. At-Will Employment. Notwithstanding the Company's obligation described above, your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, subject to the Company's severance obligations set forth in Paragraph 4.e.

We are delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

VARSITY GROUP INC. INC.

By:

/s/ Eric J. Kuhn

Chairman of the Board

ACCEPTED AND AGREED:

/s/ Mark F. Thimmig

February 14, 2006